Exhibit 6.2

CHIEF EXECUTIVE OFFICER EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is entered into as of June 29, 2026, (the “Effective Date”), by and between YM Corporation, a Nevada corporation (“Company”), and Victor S. Rozier, Sr. (“Executive”).

1.	APPOINTMENT

The Company hereby employs Executive as Chief Executive Officer (“CEO”), and Executive accepts such employment subject to the terms of this Agreement.

Executive shall report directly to the Board of Directors.

Executive shall have responsibility for the overall management, strategic direction, growth initiatives, acquisitions, investor relations, corporate governance, financing activities, and business operations of the Company and its subsidiaries.

2.	TERM

The initial term of this Agreement shall be three (3) years commencing on the Effective Date.

Thereafter, this Agreement shall automatically renew for successive one-year periods unless either party provides written notice of non-renewal at least ninety (90) days prior to expiration.

3.	BASE SALARY

Executive shall be entitled to an annual base salary of One Hundred Eighty Thousand Dollars ($180,000), payable at the rate of Fifteen Thousand Dollars ($15,000) per month.

The parties acknowledge that the Company is currently in a growth and development phase. Accordingly, payment of salary may be deferred until the Board determines that sufficient cash flow exists to support executive compensation.

Any unpaid salary shall accrue monthly and be recorded as Deferred Executive Compensation.

Deferred compensation shall remain payable to Executive and shall not be forfeited.

The Company may repay accrued compensation in cash, stock, or a combination thereof as approved by the Board of Directors and applicable securities laws.

4.	ANNUAL EQUITY GRANT

Subject to Board approval and applicable securities laws, Executive shall receive an annual restricted stock grant of Three Hundred Thousand (300,000) shares of Company common stock.

Such shares shall vest immediately upon issuance.

The Board shall approve such issuance annually following review of Executive performance and Company objectives.

5.	ACQUISITION PERFORMANCE GRANT

Executive shall be entitled to receive an additional One Million (1,000,000) shares of Company common stock upon the successful completion of an acquisition approved by the Board of Directors.

For purposes of this Agreement, a qualifying acquisition shall mean:

(a)	a merger, acquisition, asset purchase, or business combination approved by the Board;

(b)	the transaction is completed and legally closed; and

(c)	the acquired business becomes part of the Company’s operations.

Such shares shall vest immediately upon issuance.

6.	BONUS OPPORTUNITIES

Executive shall be eligible for discretionary performance bonuses as approved by the Board.

Performance metrics may include:

●	Revenue growth

●	Strategic partnerships

●	Capital raising initiatives

●	Regulatory milestones

●	Acquisition integration

●	Shareholder value creation

●	Market expansion

7.	EXPENSE REIMBURSEMENT

Executive shall be reimbursed for all reasonable and necessary business expenses incurred in connection with Company business.

Eligible expenses include:

●	Travel

●	Lodging

●	Meals

●	Conferences

●	Investor meetings

●	Industry events

●	Vehicle usage

●	Technology expenses

●	Business development activities

All reimbursements shall be subject to Company policy.

8.	INDEMNIFICATION

To the fullest extent permitted by law, the Company shall indemnify and hold harmless Executive against claims, liabilities, expenses, and legal fees arising from Executive’s good faith performance of duties on behalf of the Company.

9.	DIRECTORS AND OFFICERS INSURANCE

The Company shall maintain Directors and Officers Liability Insurance coverage as soon as commercially reasonable following its financial ability to obtain such coverage.

10.	CHANGE OF CONTROL

In the event of a Change of Control transaction, all unvested equity awards held by Executive shall immediately vest.

Executive shall additionally receive a severance payment equal to twelve (12) months of base salary.

11.	TERMINATION WITHOUT CAUSE

If Executive is terminated without Cause, Executive shall be entitled to:

(a)	twelve (12) months of base salary;

(b)	payment of all accrued but unpaid deferred compensation;

(c)	reimbursement of approved expenses; and

(d)	immediate vesting of any unvested equity awards.

12.	TERMINATION FOR CAUSE

The Company may terminate Executive for Cause, including:

●	Fraud

●	Embezzlement

●	Willful misconduct

●	Material violation of law

●	Intentional breach of fiduciary duty

13.	INTELLECTUAL PROPERTY

All intellectual property, trademarks, copyrights, patents, trade secrets, content, software, media assets, business systems, and work product created within the scope of Executive’s duties shall be the exclusive property of the Company.

14.	CONFIDENTIALITY

Executive shall maintain the confidentiality of all proprietary information of the Company both during and after employment.

15.	CLAWBACK

Compensation paid under this Agreement shall be subject to any clawback policies adopted by the Company or required by applicable law.

16.	GOVERNING LAW

This Agreement shall be governed by the laws of the State of Nevada.

17.	ENTIRE AGREEMENT

This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

YM CORPORATION

By:	Victor S. Rozier, Sr.
Title:	Chairperson of the Board

Date: June 30, 2026

EXECUTIVE

Victor S. Rozier, Sr.

Signature:	Victor S. Rozier, Sr.

Date: June 30, 2026

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